Exhibit 10.49

APPLIED MATERIALS, INC.

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2005 and amended and restated as of July 11, 2007)

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APPLIED MATERIALS, INC.

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2005 and amended and restated as of July 11, 2007)

APPLIED MATERIALS, INC., a Delaware corporation (the “Company”), has established this Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “Plan”), effective as of January 1, 2005, for the benefit of a select group of management or highly compensated employees of the Company and its participating affiliates, in order to provide such employees with certain deferred compensation benefits.

The Plan is an unfunded deferred compensation plan that is intended to (1) comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and (2) qualify for the exemptions provided in sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 1

DEFINITIONS

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

1.1 “Affiliate” means each corporation, trade or business that is, together with the Company, a member of a controlled group of corporations or under common control (as determined under section 414(b) or (c) of the Code), but only for the period during which such other entity is so affiliated with the Company. Notwithstanding the foregoing, in applying sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and in applying Treasury regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of section 414(c) of the Code, the phrase “at least 50 percent” will be used instead of “at least 80 percent” at each place it appears in such sections.

1.2 “Base Salary” means the base salary payable to an Eligible Employee by his or her Employer with respect to services performed during any period by the Employee and does not include any other type of remuneration.

1.3 “Beneficiary” means the person or persons entitled to receive the balance credited to a Participant’s Account under the Plan upon the death of a Participant, as provided in Section 5.3.

1.4 “Change in Control Event” means a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as determined in accordance with section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5)).

1.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code will include such section, any valid regulation or other Treasury Department or Internal Revenue Service guidance promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.6 “Committee” means the administrative committee charged with responsibility for the general administration of the Plan pursuant to Section 7, as it may be constituted from time to time.

1.7 “Company” means Applied Materials, Inc., a Delaware corporation.

1.8 “Compensation” means the Base Salary and Eligible Bonus (if any) of a Participant. A Participant’s Compensation will not include any other type of remuneration.

1.9 “Compensation Deferrals” mean the amounts credited to Participants’ Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.1.

1.10 “Disability” or “Disabled” means (a) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. The Committee will determine whether or not a Participant is Disabled based on such evidence as the Committee deems necessary or advisable. Notwithstanding the foregoing, a Participant will be deemed to be Disabled if he or she has been determined to be totally disabled by the Social Security Administration.

1.11 “Eligible Bonus” means the cash-based bonus award (if any) that is payable to an Eligible Employee under the Company’s Global Executive Incentive Plan or Senior Executive Bonus Plan, as they may be amended from time to time.

1.12 “Eligible Employee” means an employee of an Employer who holds office at the level of Managing Director or above.

1.13 “Eligible Separation Payment” means, effective as of July 11, 2007, the cash severance payment(s) (if any), which are payable to a Participant after his or her Separation from Service in accordance with the terms of a severance agreement that is the subject of bona fide, arm’s length negotiations between the Company and the Participant at the time of the Separation from Service.

1.14 “Employers” mean the Company and each of its Affiliates that adopts the Plan with the approval of the HRCC. With respect to an individual Participant, Employer means the Company or its Affiliate that has adopted the Plan with the approval of the HRCC and that directly employs such Participant.

1.15 “Entry Date” means the first day of a calendar quarter (that is, January 1, April 1, July 1, or October 1).

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA will include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.17 “401(k) Base” means ten (10) times the annual limit on elective deferrals provided in section 402(g)(1) of the Code, as adjusted for inflation pursuant to section 402(g)(5) of the Code. For example, in 2005, the inflation-adjusted section 402(g)(1) limit is $14,000, and therefore, the 401(k) Base for 2005 is $140,000.

1.18 “HRCC” means the Human Resources and Compensation Committee of the Board of Directors of the Company.

1.19 “Participant” means an individual who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.3.

1.20 “Participant’s Account” or “Account” means, as to any Participant, the separate recordkeeping account maintained in the name of the Participant on the books of the Company in order to reflect his or her interest under the Plan.

1.21 “Payment Date” means the first day of a calendar month.

1.22 “Plan” means the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

1.23 “Plan Year” means the calendar year. Notwithstanding the foregoing, as provided in the Plan, elections regarding the deferral of any Eligible Bonuses must be made in accordance with the deadlines set forth in Section 2.1.4 or 2.1.5 (as applicable).

1.24 “Separation from Service” means a Participant’s death, retirement or other termination of employment with the Employer and all of its Affiliates (as determined in accordance with section 409A(2)(A)(i) of the Code and Treasury regulation section 1.409A-1(h)). For this purpose, the employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, then the employment relationship will be deemed to have terminated on the first day immediately following such 6-month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

1.25 “Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is a key employee of the Company. For this purpose, a Participant is a key employee if he or she meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) thereof) at any time during the twelve (12) month period ending on December 31 (the “Identification Date”). For this purpose, the definition of compensation under Treasury regulation section 1.415(c)-2(a) will be used, applied as if the safe harbor provided in Treasury regulation section 1.415(c)-2(d) were not used, the special timing rules provided in Treasury regulation section 1.415(c)-2(e) were not used, and the special rules provided in Treasury regulation section 1.415(c)-2(g) were not used. If a Participant is a key employee of the Company as of any Identification Date, then he or she will be treated as such for the entire twelve (12) month period beginning on the first day of the fourth month following the Identification Date.

1.26 “Unforeseeable Emergency” means (a) a severe financial hardship to a Participant resulting from an illness or accident of the Participant or his or her spouse, Beneficiary or dependent (as defined in section 152 of the Code, but without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof), (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee will determine whether or not a Participant has incurred an Unforeseeable Emergency based on such evidence as the Committee deems necessary or advisable.

SECTION 2

PARTICIPATION

2.1 Participation. Each Eligible Employee’s decision to become a Participant will be entirely voluntary.

2.1.1 Initial Elections by Current Eligible Employees. An Eligible Employee may elect to become a Participant in the Plan by electing, no later than December 31, 2004, to make Compensation Deferrals under the Plan. An election under this Section 2.1.1 to make Compensation Deferrals will be effective only for the 2005 Plan Year. Any Compensation Deferral elections for subsequent Plan Years must be made pursuant to Section 2.1.3.

2.1.2 Initial Elections by Newly-Eligible Employees.

(a) General.

(i) Before January 1, 2006. Each individual who first becomes an Eligible Employee on or after January 1, 2005 and before January 1, 2006 (whether by hire or promotion) may elect to become a Participant in the Plan by electing, within thirty (30) days of the date of his or her hire or promotion (as the case may be), to make Compensation Deferrals under the Plan. However, no such election may be made if the Eligible Employee was previously eligible to participate in another plan that is required to be aggregated with this Plan under section 409A of the Code.

(ii) On or After January 1, 2006. Each individual who first becomes an Eligible Employee on or after January 1, 2006 (whether by hire or promotion) (a “Newly-Eligible Employee”) will be eligible to participate in the Plan effective as of the Entry Date that next follows the date on which he or she became an Eligible Employee (his or her “Initial Eligibility Date”). A Newly-Eligible Employee may elect to become a Participant in the Plan by electing, within thirty (30) days of his or her Initial Eligibility Date, to make Compensation Deferrals under the Plan. However, no such election may be made if the Newly-Eligible Employee was previously eligible to participate in another plan that is required to be aggregated with this Plan under section 409A of the Code.

(iii) Rehired Eligible Employees. Notwithstanding the foregoing provisions of this Section 2.1.2, in the case of an individual who ceases to be an Eligible Employee, regardless of whether he or she still is a Participant with an Account balance under the Plan, and who subsequently becomes an Eligible Employee again, he or she will be treated as a Newly-Eligible Employee for purposes of subsection (ii) above as of the date that the individual again becomes an Eligible Employee, provided that he or she had not been an Eligible Employee at any time during the twenty-four (24) month period ending on such date. In addition, in the case of a former Participant who ceased to be such because his or her entire Account balance had been distributed, and on or before the date of the last distribution from the Account he or she ceased to be an Eligible Employee, he or she will be treated as a Newly-Eligible Employee for purposes of subsection (ii) above as of the first date following such distribution that the individual again becomes an Eligible Employee.

(b) Effect of Initial Elections. An Eligible Employee’s election under this Section 2.1.2 to make Compensation Deferrals will be effective only with respect to Base Salary that is payable for services performed beginning with the first payroll period immediately following his or her timely filing of the election and only for the remainder of the Plan Year with respect to which the election is made. Any Compensation Deferral elections for subsequent Plan Years must be made pursuant to Section 2.1.3.

2.1.3 Elections for Subsequent Plan Years. An Eligible Employee may become a Participant (or continue or reinstate his or her active participation) in the Plan for any subsequent Plan Year by electing, no later than December 31 of the immediately preceding Plan Year, to make Compensation Deferrals under the Plan. An election under this Section 2.1.3 to make Compensation Deferrals will be effective only for the Plan Year with respect to which the election is made.

2.1.4 Separate Election to Defer Eligible Bonuses. Notwithstanding the foregoing, each Eligible Employee must make a separate Compensation Deferral election with respect to the Eligible Bonus portion(s) (if any) of his or her Compensation. An Eligible Employee’s Compensation Deferral election with respect to his or her Eligible Bonus(es) must be made no later than the last day of the Company’s fiscal year immediately preceding the Company’s fiscal year during which the Eligible Employee will perform the services for which the Bonus(es) may be paid.

2.1.5 Performance-Based Compensation. Notwithstanding the foregoing provisions of this Section 2.1, if the Committee (in its discretion) determines that the Eligible Bonus portion(s) (if any) of an Eligible Employee’s Compensation qualifies as “performance-based compensation” under section 409A of the Code and Treasury regulation section 1.409A-1(e), the Eligible Employee’s Compensation Deferral election with respect to such Bonus(es) may be made at such time as is permitted by the Committee (but not later than the deadline specified in section 409A of the Code and Treasury regulation section 1.409A-2(a)(8)), provided that the Employee performs services continuously from the later of the beginning of the applicable performance period or the date the applicable performance criteria are established through the date the election is made. However, in no event may an election to defer such Bonus(es) be made after they have become readily ascertainable.

2.1.6 USERRA Rights. Notwithstanding the foregoing provisions of this Section 2.1, in accordance with Treasury regulation section 1.409A-2(a)(15) the Committee may (in its discretion) provide an Eligible Employee with a Compensation Deferral election to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”), if applicable.

2.1.7 No Election Changes During Plan Year. After the beginning of a Plan Year, a Participant will not be permitted to change, terminate or revoke his or her Compensation Deferral election for such Plan Year, except to the limited extent provided in Section 2.2.

2.1.8 Specific Timing and Method of Elections. Notwithstanding any contrary provision of this Section 2.1, the Committee, in its sole discretion, will determine the manner and deadlines for Participants to make Compensation Deferral elections under the Plan. The deadlines prescribed by the Committee may be earlier than the deadlines specified in this Section 2.1, but may not be later than such specified deadlines.

2.2 Cancellation of Compensation Deferrals. Notwithstanding any contrary provision of Section 2.1:

2.2.1 Hardship Distribution under 401(k) Plans. In the event that a Participant receives a hardship distribution under the Applied Materials, Inc. Employee Savings and Retirement Plan or any other plan (maintained by an Employer) which contains a qualified cash or deferred arrangement under section 401(k) of the Code (collectively, the “401(k) Plans”), the Participant’s Compensation Deferrals (if any) under this Plan will be cancelled for a period of six (6) months from the date that the Participant received such hardship distribution or the remainder of the Plan Year in which the Participant received such hardship distribution (whichever period is longer). Notwithstanding the foregoing, the Participant’s Compensation Deferrals will not be so terminated if the Committee determines that such termination is not required in order to preserve the tax-qualification of the 401(k) Plans.

2.2.2 Unforeseeable Emergency. In the event that a Participant incurs an Unforeseeable Emergency, the Committee, in its sole discretion, may cancel the Participant’s Compensation Deferrals (if any) under the Plan for the remainder of the Plan Year in which the Participant incurred the Unforeseeable Emergency.

2.2.3 Eligible Disability. In the event that a Participant incurs an Eligible Disability (as defined below), the Committee, in its sole discretion, may cancel the Participant’s Compensation Deferrals (if any) under the Plan, provided that such cancellation occurs by the later of the end of the Participant’s taxable year or the fifteenth (15th) day of the third month following the date on which the Participant incurs the Eligible Disability. For purposes of this Section 2.2.3, “Eligible Disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The Committee will determine whether or not a Participant has incurred an Eligible Disability based on such evidence as the Committee deems necessary or advisable.

2.2.4 Irrevocability of Prior Compensation Deferrals. Notwithstanding the foregoing, a Participant’s election to make Compensation Deferrals under Section 2.1 will be irrevocable as to amounts already deferred as of the effective date of any cancellation in accordance with this Section 2.2.

2.2.5 Resumption of Compensation Deferrals. A Participant whose Compensation Deferrals have been cancelled pursuant to this Section 2.2 may later resume making Compensation Deferrals under the Plan only in accordance with Section 2.1.3.

2.3 Termination of Participation. An individual who has become a Participant in the Plan will remain a Participant until his or her entire Account balance has been distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

SECTION 3

COMPENSATION DEFERRAL ELECTIONS

3.1 Compensation Deferrals. At the times and in the manner prescribed in Section 2.1, each Eligible Employee may elect to defer portions of his or her Compensation and to have the amounts of such Compensation Deferrals credited to his or her Account, as follows:

(a) 2005 Plan Year. For the 2005 Plan Year only, an Eligible Employee may elect to defer an amount equal to any whole percentage or any specific dollar amount (in $1,000 increments) of the Participant’s Compensation, provided that any percentage elected by the Participant will be not less than 5% of his or her Base Salary or Eligible Bonus (as the case may be), and any dollar amount elected will be not less than $5,000. Notwithstanding the preceding sentence or any contrary provision of the Plan, (i) a Participant’s Compensation Deferrals may be taken only from that portion of his or her Compensation that exceeds the 401(k) Base, and (ii) the Committee may reduce a Participant’s Compensation Deferrals to the extent necessary to satisfy applicable withholding tax requirements and employee welfare plan and other deductions.

(b) Subsequent Plan Years. For each Plan Year thereafter, an Eligible Employee may elect to make (i) a Base Salary deferral in an amount equal to any specific dollar amount (in $1,000 increments) or one hundred percent (100%) of his or her expected Base Salary above the 401(k) Base for the Plan Year, provided, however, that any dollar amount elected by the Participant may be not less than $5,000; and/or (ii) an Eligible Bonus deferral in an amount equal to any whole percentage of his or her Bonus (if any), provided, however, that the percentage elected by the Participant may be not less than five percent (5%) nor more than one hundred percent (100%).

Notwithstanding any contrary provision of the Plan, the Committee may reduce a Participant’s Compensation Deferrals to the extent necessary to satisfy applicable withholding tax requirements and employee welfare plan and other deductions.

3.2 Crediting of Compensation Deferrals. The amounts deferred pursuant to Section 3.1 will reduce the Participant’s Compensation for the Plan Year and will be credited to the Participant’s Account as of the last day of the month in which the amounts (but for the Compensation Deferral) would have been paid to the Participant. For each Plan Year, the exact dollar amount to be deferred from each Compensation payment will be determined by the Committee under such formulae as it adopts from time to time.

3.3 Form of Payment. Subject to the provisions of Section 5, each Participant must indicate on his or her Compensation Deferral election made under Section 3.1 the form of payment for the Compensation Deferrals (and deemed interest thereon) made pursuant to such election. A Participant may elect (a) a single lump sum cash payment, (b) five (5) substantially equal annual cash installment payments, or (c) ten (10) substantially equal annual cash installment payments. A Participant’s election as to the form of payment will apply to all Compensation Deferrals credited to the Participant’s Account with respect to which the election is made, and except to the limited extent provided in Section 3.5, will be irrevocable.

3.4 Term of Deferral. Subject to the provisions of Section 5, each Participant must indicate on his or her Compensation Deferral election made under Section 3.1 the time for payment for the Compensation Deferrals (and deemed interest thereon) made pursuant to such election. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, a Participant may elect a term of deferral equal to any whole number of calendar years (not less than one) specified in his or her Compensation Deferral election or the occurrence of a specific event (for example, the attainment of age 50), provided that any such election satisfies the requirements of section 409A of the Code. The procedures adopted by the Committee may (in the discretion of the Committee) restrict a Participant’s ability to elect multiple terms of deferral under the Plan. A Participant’s election as to the term of deferral will apply to all Compensation Deferrals credited to the Participant’s Account with respect to which the election is made, and except to the limited extent provided in Section 3.5, will be irrevocable.

3.5 Changes in Elections as to Form of Payment and/or Term of Deferral. Subject to the provisions of Section 5, a Participant may change his or her election under Section 3.3 and/or Section 3.4 for Compensation Deferrals credited to the Participant’s Account and make a new election (a “Subsequent Deferral Election”), provided that the following requirements (the “Subsequent Deferral Requirements”) are met: (a) the Subsequent Deferral Election will not take effect until at least twelve (12) months after the date on which the Election is made; (b) the Subsequent Deferral Election is made not less than twelve (12) months before the date payment of such amounts was previously scheduled to be made or commenced, (c) the newly-elected scheduled payment commencement date is at least five (5) years after the date payment of such amounts was previously scheduled to be made or commenced, and (d) payment of such amounts has not actually commenced. For example, if a Participant initially elected to receive his or her 2005 Plan Year Compensation Deferrals (and deemed interest thereon) in the form of five (5) substantially equal annual cash installment payments, with the first installment payable on July 1, 2008, the Participant instead may elect to receive payment of such amounts in the form of a single lump sum cash payment, provided that such Subsequent Deferral Election is made on or before June 30, 2007 (that is, not less twelve (12) months before the date on which payment of such amounts previously was scheduled to commence) and the newly-elected scheduled payment date is July 1, 2013 or later (that is, at least five (5) years after the date payment of such amounts was previously scheduled to commence). Notwithstanding the foregoing, in accordance with Treasury regulation section 1.409A-2(b)(8) the Subsequent Deferral Requirements will be deemed to be satisfied to the extent the Committee (in its discretion) provides a Participant with a Subsequent Deferral Election to satisfy the requirements of USERRA (as defined in Section 2.1.6), if applicable.

3.6 Eligible Separation Payment(s). Effective as of July 11, 2007, and notwithstanding any contrary Plan provision:

(a) A Participant may elect to defer any specific dollar amount (in $1,000 increments) or one hundred percent (100%) of his or her Eligible Separation Payment(s) in the manner and at such time as is permitted by the Committee, provided that such election is made before the deadline specified in Treasury regulation section 1.409A-2(a)(11). The amount deferred by the Participant pursuant to this Section 3.6 (“Separation Pay Deferral”) will reduce the Participant’s Eligible Separation Payment and will be credited to the Participant’s Account as of the day on which the amount (but for the Separation Pay Deferral) would have been paid to the Participant.

(b) Subject to the provisions of Section 5, the Participant must indicate on his or her Separation Pay Deferral election made pursuant to this Section 3.6 the form of payment for the Separation Pay Deferral (and deemed interest thereon). The Participant may elect (i) a single lump sum cash payment, (ii) five (5) substantially equal annual cash installment payments, or (iii) ten (10) substantially equal annual cash installment payments. A Participant’s election as to the form of payment of his or her Separation Pay Deferral (and deemed interest thereon) will be irrevocable.

3.7 Deemed Interest on Accounts. Each Participant’s Account will be credited with deemed interest as of the end of each pay period. The rate for crediting deemed interest as of the end of any pay period will be equal to one twenty-sixth (1/26th) of the “Deferral Interest Rate” for that Plan Year. The Deferral Interest Rate for a particular Plan Year will apply to all amounts then credited to the Participant’s Account, without regard to when the amounts originally were credited to the Account. The Deferral Interest Rate for a particular Plan Year is the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes as of the first business day of the December immediately preceding such Plan Year, plus (b) 1.50%. The exact amount to be credited as deemed interest to any Participant’s Account will be determined by the Committee under such formulae (consistent with this Section 3.7) as the Committee, in its discretion, adopts from time to time.

SECTION 4

ACCOUNTING

4.1 Participants’ Accounts. For each Plan Year, at the direction of the Committee, there will be established and maintained on the books of the Company, a separate Account or Accounts for each Participant to which will be credited all Compensation Deferrals made by the Participant during such Plan Year and deemed interest on such amounts. Effective as of July 11, 2007, at the direction of the Committee, there also will be established and maintained on the books of the Company a separate Account or Accounts (“Separation Pay Account(s)”) to which will be credited any Separation Pay Deferrals (as defined in Section 3.6) made by the Participant pursuant to his or her election under Section 3.6 and deemed interest on such amounts.

4.2 Participants Remain Unsecured Creditors. All amounts credited to a Participant’s Account under the Plan will continue for all purposes to be a part of the general assets of the Employer. Each Participant’s interest in the Plan will make him or her only a general, unsecured creditor of the Employer. In the event that an Employer (other than the Company) becomes insolvent and therefore unable to make a payment or payments owed by it under the Plan, the Company will make such payments; provided, however, that nothing in this sentence will make any Participant anything other than a general, unsecured creditor of the Company.

4.3 Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants’ Accounts, including the calculation and crediting of deemed interest, will be determined by the Committee, in its sole discretion. The accounting methods or formulae selected by the Committee may be revised from time to time.

4.4 Reports. Each Participant will be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

SECTION 5

DISTRIBUTIONS

5.1 Normal Time for Distribution. Subject to the other provisions of this Section 5 below, a distribution of the balance credited to a Participant’s Account will be made or commenced on the Payment Date that immediately follows the end of the term of deferral(s) elected by the Participant under Section 3.4 or 3.5 (as applicable) or as soon as administratively practicable thereafter, and in the form elected by the Participant under Section 3.3 or 3.5 (as applicable), in accordance with the following rules. If the Participant elected to receive annual cash installment payments, his or her first installment will be equal to the balance then credited to his or her Account, divided by the number of installments to be made. Each subsequent annual installment will be paid to the Participant on each anniversary of the first installment payment or as soon as administratively practicable thereafter and will be equal to the balance then credited to the Participant’s Account, divided by the number of installments remaining to be paid. While a Participant’s Account is in installment payout status, the unpaid balance credited to the Account will continue to be credited with deemed interest under Section 3.7.

5.2 Separation Pay Deferrals. Effective as of July 11, 2007, and subject to the other provisions of this Section 5 below, a distribution of the balance credited to a Participant’s Separation Pay Account (as defined in Section 4.1) will be made or commenced on the Payment Date that immediately follows the one-year anniversary of the date on which the applicable Separation Pay Deferral amount was credited to the Account or as soon as administratively practicable thereafter, in accordance with the following rules. If the Participant elected to receive annual cash installment payments, his or her first installment will be equal to the balance then credited to his or her Separation Pay Account, divided by the number of installments to be made. Each subsequent annual installment will be paid to the Participant on each anniversary of the first installment payment or as soon as administratively practicable thereafter and will be equal to the balance then credited to the Participant’s Separation Pay Account, divided by the number of installments remaining to be paid. While a Participant’s Separation Pay Account is in installment payout status, the unpaid balance credited to the Account will continue to be credited with deemed interest under Section 3.7.

5.3 Special Rule for Change in Control Event. If there is a Change in Control Event, the balance then credited to a Participant’s Account will be distributed to him or her in a single lump sum cash payment on the Payment Date that immediately follows the date of the Change in Control Event or as soon as administratively practicable thereafter. The Company will reimburse the Participant for any reasonable legal fees and expenses that the Participant incurs to enforce his or her distribution rights under the Plan following a Change in Control Event. This reimbursement right will apply only to claims made by the Participant after the Change in Control Event and only for fees and expenses that the Participant incurs after he or she has exhausted the Plan’s claims and appeal procedures described in Section 7.4(k). Notwithstanding the foregoing, no reimbursement will be made under this Section 5.2 (a) unless a court of competent jurisdiction or the Company determines that the Participant’s claim was at least partially correct, or (b) if a court of competent jurisdiction determines that the Participant’s claim is frivolous.

5.4 Special Rule for Death. If a Participant dies, the balance then credited to his or her Account will be distributed to the Participant’s Beneficiary in a single lump sum cash payment on the Payment Date that immediately follows the Participant’s death or as soon as administratively practicable thereafter. However, if a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account will be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account will be paid to his or her estate.

5.5 Special Rule for Disability. If a Participant becomes Disabled, the balance then credited to his or her Account will be distributed to the Participant in a single lump sum cash payment on the Payment Date that immediately follows the date on which the Participant became Disabled or as soon as administratively practicable thereafter.

5.6 Special Rule for Separation From Service. If a Participant incurs a Separation from Service, any balance then credited to the Participant’s Account will be distributed or begin to be distributed to the Participant on the Payment Date that immediately follows his or her Separation from Service or as soon as administratively practicable thereafter and in the form elected under Section 3.3; provided, however, that if the Participant’s Account balance(s) at that time are less than the 401(k) Base in effect at that time, such balance(s) will be distributed in a single lump sum cash payment.

5.7 Required Six-Month Delay in Payment for Specified Employees. Notwithstanding any contrary Plan provision and subject to the provisions of Sections 5.4, 5.9.1 and 5.9.2, any payment(s) that are otherwise required to be made under the Plan to a Specified Employee due to his or her Separation from Service will be accumulated during the first six (6) months following the Separation from Service and will instead be paid on the Payment Date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

5.8 Delay of Payment(s) Permitted Under Certain Circumstances. Notwithstanding any contrary provision of Section 5:

5.8.1 Payments Subject to Section 162(m) of the Code. Any payment scheduled to be made under the Plan will be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled, its deduction with respect to such payment otherwise would not be permitted due to the application of section 162(m) of the Code. Any such delayed payment will be made either (a) during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by the application of section 162(m) of the Code, or (b) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of (i) the last day of the Company’s fiscal year in which the Participant incurs the Separation from Service or (ii) the fifteenth (15th) day of the third month following the Separation from Service. If any such payment is delayed to a date on or after the Participant’s Separation from Service, the payment will be considered a payment due to the Participant’s Separation from Service for purposes of Section 5.7, and in the case of a Specified Employee, the date that is six (6) months after the Participant’s Separation from Service will be substituted for any reference to the Participant’s Separation from Service in the immediately preceding sentence. If any scheduled payment to a Participant in the Company’s fiscal year is delayed in accordance with this Section 5.8.1, then all scheduled payments to that Participant that could be delayed hereunder also will be delayed. Notwithstanding the foregoing, a distribution of a Participant’s Account will be made without regard to the deductibility limitation of section 162(m) of the Code if the time for distribution is accelerated pursuant to Section 5.3, 5.4, or 5.5.

5.8.2 Payments That Would Violate Federal Securities Laws or Other Applicable Law. Any payment scheduled to be made under the Plan will be delayed if the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law. Any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment under the Plan that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code will not be treated as a violation of applicable law.

5.8.3 Other Events and Conditions. Any payment scheduled to be made under the Plan will be delayed upon such other events and conditions as may be prescribed in generally applicable guidance published in the Internal Revenue Bulletin.

5.8.4 Continued Deemed Interest During Any Delay in Payment. During any delay in payment under this Section 5.8, the unpaid amount will continue to be credited with deemed interest under Section 3.7.

5.9 Acceleration of Payment(s) Permitted Under Certain Circumstances. Notwithstanding any foregoing provision of Section 5 and except as otherwise provided below:

5.9.1 Conflicts of Interest. A Participant’s Account balance may be distributed in an immediate lump sum cash payment to the extent permitted in Treasury regulation section 1.409A-3(j)(4)(iii), as directed by the Committee (in its discretion).

5.9.2 Payment of Employment Taxes. A Participant’s Account balance may be distributed in an immediate lump sum cash payment to the extent permitted in Treasury regulation section 1.409A-3(j)(4)(vi), as directed by the Committee (in its discretion).

5.9.3 Income Inclusion Under Section 409A of the Code. Subject to Section 5.7, a Participant’s Account balance may be distributed in an immediate lump sum cash payment to the extent permitted in Treasury regulation section 1.409A-3(j)(4)(vii), as directed by the Committee (in its discretion).

5.9.4 Payment of State, Local or Foreign Taxes. Subject to Section 5.7, a Participant’s Account balance may be distributed in an immediate lump sum cash payment to the extent permitted in Treasury regulation section 1.409A-3(j)(4)(xi), as directed by the Committee (in its discretion).

5.9.5 Certain Offsets. Subject to Section 5.7, a Participant’s Account balance may be distributed in an immediate lump sum cash payment to the extent permitted in Treasury regulation section 1.409A-3(j)(4)(xiii), as directed by the Committee (in its discretion).

5.9.6 Bona Fide Disputes as to a Right to a Payment. Subject to Section 5.7, a Participant’s Account balance may be distributed in an immediate lump sum cash payment to the extent permitted in Treasury regulation section 1.409A-3(j)(4)(xiv), as directed by the Committee (in its discretion).

5.10 Beneficiary Designations. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries.

5.10.1 Spousal Consent. If a Participant designates a person other than or in addition to his or her spouse as a primary Beneficiary, the designation will be ineffective unless the Participant’s spouse consents to the designation. Any spousal consent required under this Section 5.10 will be ineffective unless it (a) is set forth in writing in a form specified in the discretion of the Committee, (b) acknowledges the effect of the Participant’s designation of another person as his or her Beneficiary under the Plan, and (c) is signed by the spouse and witnessed by an authorized agent of the Committee or a notary public. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Committee that written spousal consent may not be obtained because the spouse cannot be located, his or her designation will be effective without spousal consent. Any spousal consent required under this Section 5.10 will be valid only with respect to the spouse who signs the consent. A Participant may revoke his or her Beneficiary designation at any time, provided that such revocation is in writing.

5.10.2 Changes and Failed Designations. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in accordance with Section 5.10.1. Any designation or revocation will be effective only if it is received by the Committee. However, when so received, the designation or revocation will be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee will supersede all prior designations.

5.11 Unforeseeable Emergency. If a Participant incurs an Unforeseeable Emergency, the Committee, in its sole discretion, may determine that all or part of the Participant’s Account balance will be distributed to him or her in a lump sum cash payment on the Payment Date that immediately follows the date on which the Committee determines that the Participant has incurred the Unforeseeable Emergency or as soon as administratively practicable thereafter; provided, however, that the amount paid to the Participant pursuant to this Section 5.11 will be limited to the amount reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Also, no payment under this Section 5.11 will be made to the extent that the Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by the cancellation of the Participant’s Compensation Deferrals in accordance with Section 2.2.2.

5.12 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee will determine whether payment will be made directly to the individual, any person acting as his or her custodian or legal guardian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

5.13 Undistributable Accounts. Each Participant and (in the event of death) his or her Beneficiary must keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or Beneficiary to whom a Participant’s Account is payable under this Section 5, the Participant’s Account will continue to be credited with deemed interest in accordance with Section 3.7. However, Accounts that, in accordance with the preceding sentence, have been undistributable for a period of thirty-five (35) months will be forfeited as of the end of the thirty-fifth month. If a Participant whose Account was forfeited under this Section 5.13 (or his or her Beneficiary) files a claim for distribution of the Account after the date on which it was forfeited, and if the Committee determines that such claim is valid, then the forfeited balance will be paid by the Employer in a single lump sum cash payment as soon as administratively practicable thereafter (without any interest or any deemed interest after the date of forfeiture).

SECTION 6

PARTICIPANT’S INTEREST IN ACCOUNT

Subject to Sections 8 and 9.2, a Participant’s interest in the balance credited to his or her Account at all times will be one hundred percent (100%) vested and nonforfeitable.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1 Plan Administrator. The Company is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).

7.2 Committee Membership.

(a) Before December 13, 2005. Effective before December 13, 2005, the Plan will be administered on behalf of the Company by a Committee consisting of one or more members who are appointed by and holding office at the pleasure of the Chief Executive Officer of the Company (the “CEO”). Any member of the Committee may resign at any time by notice in writing mailed or delivered to the CEO. The CEO may remove any member of the Committee at any time and may fill any vacancy which exists.

(b) On or After December 13, 2005. Effective on or after December 13, 2005:

(i) The Plan will be administered on behalf of the Company by a Committee consisting of employees of the Company who hold the following titles or positions (“Specified Positions”):

(1) Corporate Controller;

(2) Corporate Treasurer;

(3) Appointed Vice President, Compensation and Benefits (the “VP, Comp & Benefits”);

(4) Senior Director, Treasury, or effective July 3, 2006, Managing Director, Treasury; and

(5) Director, Global Benefits.

Effective as of July 3, 2006, if any member of the Committee who holds a Specified Position (the “Prior Position”) is promoted such that he or she holds a higher title or position within his or her same department or unit (the “Successor Position”), the Successor Position will replace the Prior Position as a Specified Position under the Plan, except as otherwise may be determined by the VP, Comp & Benefits.

(ii) The VP, Comp & Benefits also may appoint to Committee membership one additional employee of the Company. Notwithstanding the foregoing, no member of the Committee may be an individual who reports directly to the CEO. The VP, Comp & Benefits also may remove any appointed member of the Committee at any time and may fill any vacancy of appointed members of the Committee that exists.

7.3 Actions by Committee. The Committee will have the authority to control and manage the operation and administration of the Plan. Each decision of a majority of the members of the Committee then in office will constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and will keep minutes of all meetings held and a record of all actions taken by written consent.

7.4 Powers of Committee. The Committee will have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b) To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(c) To cause one or more separate Accounts to be maintained for each Participant;

(d) To cause Compensation Deferrals and deemed interest thereon to be credited to Participants’ Accounts;

(e) To establish and revise an accounting method or formula for the Plan, as provided in Section 4.3;

(f) To determine the manner and form for making elections under the Plan;

(g) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(h) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(j) To arrange for annual distribution to each Participant of a statement of any benefits accrued under the Plan;

(k) To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(l) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan;

(m) To decide all issues and questions regarding Account balances, and the time, form, manner and amount of distributions to Participants in accordance with the Plan’s terms; and

(n) Effective as of July 11, 2007, to cause any Separation Pay Deferrals (as defined in Section 3.6) and deemed interest thereon to be credited to Participants’ Accounts.

7.5 Decisions of Committee and its Delegates. All actions, interpretations, and decisions of the Committee (and its delegates) will be conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.

7.6 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, will be paid and borne by the Employers.

7.7 Eligibility to Participate. No member of the Committee who is also an employee of an Employer will be excluded from participating in the Plan if otherwise eligible, but he or she will not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

7.8 Indemnification. Each of the Employers will, and hereby does, indemnify and hold harmless the members of the Committee (and its delegates), from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors of the Company (or an authorized committee of the Board of Directors of the Company), in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 8

UNFUNDED PLAN

All amounts credited to a Participant’s Account under the Plan will continue for all purposes to be a part of the general assets of the Employer. The interest of the Participant in his or her Account, including his or her right to a distribution thereof, will be an unsecured claim against the general assets of the Employer. In the event that an Employer (other than the Company) becomes insolvent and therefore unable to make a payment or payments owed under the Plan, the Company will make such payment(s); provided, however, that nothing in this sentence will make any Participant anything other than a general, unsecured creditor of the company. Nothing contained in the Plan will give any Participant or Beneficiary any interest in or claim against any specific assets of the Employer.

SECTION 9

MODIFICATION OR TERMINATION OF THE PLAN

9.1 Employers’ Obligations Limited. The Employers intend to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, with or without cause.

9.2 Right to Amend or Terminate. The HRCC, in its sole discretion, may amend or terminate the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. The Company, in its sole discretion, may seek a private letter ruling from the Internal Revenue Service regarding the tax consequences of the Plan. If such a ruling is sought, the Committee will have the right to adopt such amendments to the Plan, including retroactive amendments, as the Internal Revenue Service may require as a condition to the issuance of such ruling.

9.3 Effect of Termination. If the Plan is terminated pursuant to this Section 9, the balances credited to the Accounts of the affected Participants will be distributed to them at the time and in the manner set forth in Section 5, except as provided in Section 9.4.

9.4 Acceleration of Distributions on Certain Terminations. Notwithstanding any contrary Plan provision, if the Plan is terminated and liquidated pursuant to this Section 9 and in accordance with the requirements of Treasury regulation section 1.409A-3(j)(4)(ix), the balances credited to the Accounts of Participants may be distributed to them in lump sum cash payments as soon as may be permitted under such section, as directed by the Committee (in its discretion).

SECTION 10

GENERAL

10.1 Participation by Affiliates. One or more Affiliates may become participating Employers by adopting the Plan and obtaining approval for such adoption from the HRCC. By adopting the Plan, an Affiliate is deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the HRCC to amend the Plan and the provisions granting exclusive authority to the Committee to administer and interpret the Plan. Any Affiliate may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer will be solely the liabilities of that Employer, and no other Employer will be liable for any benefits accrued by a Participant during any period when he or she was not employed by such Employer.

10.2 Inalienability. In no event may any Participant, former Participant, Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests will not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Notwithstanding the foregoing, a Participant may, in a manner specified by the Committee, transfer all or any portion of his or her Account balance to the Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights.

10.3 Rights and Duties. Neither the Employers nor the Committee will be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

10.4 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the making of any deferrals under the Plan nor any action of any Employer or the Committee, will be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time.

10.5 Applicable Law. The Plan is intended to comply with the provisions of section 409A of the Code. Notwithstanding any contrary Plan provision, the Plan will be construed, administered and enforced in a manner that is consistent with such intent. The provisions of the Plan also will be construed, administered and enforced in accordance with the applicable provisions of ERISA, and to the extent not preempted by ERISA, with the applicable laws of the State of California (other than its conflict of laws provisions).

10.6 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan will be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it will be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

10.7 Deferrals Not Counted Under Other Employee Benefit Plans. Deferrals under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Employers, except to the extent specifically provided in any such plan.

10.8 Tax Withholding. Notwithstanding any contrary Plan provision, the Company will have the right to deduct from a Participant’s Account and/or any payments due to a Participant (or his or her Beneficiary) under the Plan any and all taxes determined by the Committee to be applicable with respect to such benefits. In the discretion of the Committee, the Company and the

Participant’s Employer may accept payment by the Participant (or Beneficiary) of the amount of any applicable taxes in lieu of deducting such amount from the Participant’s Account or payments due under the Plan.

10.9 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there will be added as part of the Plan a provision that will be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

10.10 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way will affect the construction of any provision of the Plan.

10.11 No Guarantees Regarding Tax Treatment. Participants (or their Beneficiaries) will be responsible for all taxes with respect to any benefits under the Plan. The Committee, the Company and the other Employers make no guarantees regarding the tax treatment to any person of any deferrals or payments made under the Plan.

EXECUTION

IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed this Plan on the date indicated below.

APPLIED MATERIALS, INC.

Dated: July , 2007	By:
Title: